Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Names Randy Coleman as Chief Financial Officer

MARYSVILLE, Ohio (April 17, 2014) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, announced today that its Board of Directors has named Randy Coleman as executive vice president and chief financial officer.
Coleman replaces Larry Hilsheimer, who has left the Company effective immediately and is pursuing other interests.
“As we look to capture the opportunities in front of us, the Board and I recognized that Randy’s deep understanding of our industry, our retail environment and the overall competitive landscape made him the right person for this role,” said Jim Hagedorn, chairman and chief executive officer. “I have worked with Randy for more that a decade and consider him one of our very best leaders. He is an exceptional finance executive who has great instincts and a bias for action. He has the support of the entire management team because we know his engaged approach to managing the business fits well with our culture and our constant drive to improve.”
The appointment of Coleman was not a reflection of any concerns related to the Company’s financial controls or business performance, Hagedorn said. The Company will report its fiscal second quarter results after market on Monday, May 5, at which time it expects to report results in line with its internal expectations, allowing it to re-affirm its outlook for the full year.
“Larry brought good insights to the organization and we appreciate his contributions,” Hagedorn said. “But as we have refined our strategic plan over the past year, our needs have changed, which is why we recognized that Randy is a better fit for our new direction. We wish Larry continued success going forward.”
Coleman, 45, was most recently senior vice president of operating finance as well as enterprise performance analytics. He joined ScottsMiracle-Gro in 1999. He started as assistant controller of the Ortho business unit. He later acted as director of financial planning and analysis and held several finance leadership roles. A graduate of The Ohio State University, he began his career at PricewaterhouseCoopers LLP.
About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622

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